EX99-A.2

THE CALDWELL & ORKIN FUNDS, INC.

ARTICLES SUPPLEMENTARY

The Caldwell & Orkin Funds, Inc., a Maryland corporation having its principal office in Maryland at Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Board of Directors of the Corporation has reclassified Thirty Million (30,000,000) shares of the Corporation’s authorized but unissued Common Stock, par value $.10 per share into Fifteen Million (15,000,000)additional shares of Market Opportunity Fund Common Stock and Fifteen Million (15,000,000) shares of Common Stock.

SECOND:  Immediately prior to the reclassification, such shares were classified as Fifteen Million (15,000,000) shares of Growth Fund Common Stock and Fifteen Million (15,000,000) shares of Total Return Fund Common Stock.

THIRD:  As a result of the reclassification, the Corporation has authority to issue Forty-Five Million (45,000,000) shares of Common Stock, Thirty Million (30,000,000) shares of which are classified as Market Opportunity Fund Common Stock.

FOURTH:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption (collectively the “Rights”) for each class of the Corporation’s Common Stock are as set forth in the Corporation’s Articles of Incorporation, and these Articles Supplementary do not change any of the Rights.

FIFTH:  The shares aforesaid have been duly reclassified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, The Caldwell & Orkin Funds, Inc. has caused these presents to be signed in its name an on its behalf by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of the Articles are true in all material respects and that this statement is made under the penalties of perjury.

THE CALDWELL & ORKIN FUNDS, INC.

/s/ Michael B. Orkin
Michael B. Orkin, President

ATTEST:

/s/ Daniel K. Borden
Daniel K. Borden, Secretary